Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED1

LICENSE AGREEMENT

Between

RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY

And

AXION INTERNATIONAL INC.

Dated February 1, 2007

1 “**” indicates portions of this document that have been deleted and have been filed separately with the Securities and Exchange Commission.  Confidential treatment requested with regard to these deleted portions.

Agreement

EXCLUSIVE LICENSE AGREEMENT
THIS AGREEMENT (the “Agreement”) is made and is effective as of the 1st day of February, 2007, (the “Effective Date”) by and between RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY, having its statewide Office of Corporate Liaison and Technology Transfer at ASB Annex III, 3 Rutgers Plaza, New Brunswick, NJ 08901-8559, (hereinafter referred to as “Rutgers”), and Axion International Inc., a Delaware corporation having a principal place of business at 347 Maple Street, San Francisco, CA (hereinafter referred to as “Licensee”).

RECITALS

WHEREAS, Rutgers owns all right, title and interest in and to certain technology, which is the subject of the issued United States patents and patent applications identified in Exhibit A attached hereto; and

WHEREAS, Licensee wishes to obtain a license under the Rutgers Patent Rights and Rutgers Technology (as defined below), for the commercial development, manufacture, use and sale of products, systems and services, and Rutgers is willing to grant such rights on the terms and conditions set forth in this Agreement; and

WHEREAS, Rutgers is desirous that the Rutgers Patent Rights and Rutgers Technology be developed and utilized to the fullest extent so that their benefits can be enjoyed by the general public;

NOW THEREFORE, the parties agree as follows:

Article 1. – DEFINITIONS

1.1  “Affiliate” means any corporation or business entity that directly or indirectly controls, is controlled by, or is under common control with Licensee to the extent of at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors.

1.2  “Field of Use” means all fields of use.

1.3  “Improvements” mean any change, modification or enhancement which is an improvement to an invention, the Rutgers Patent Rights or the Rutgers Technology, whether or not patentable or copyrightable.  It is anticipated that Rutgers and Licensee may each make Improvements acting solely or jointly

1.4   “Licensed Product(s)” means any material, product, service, procedure, or kit (including Work-in-Process), whose discovery, development, registration, manufacture, use or sale practices any issued or pending claim within the Rutgers Patent Rights, or is based on or otherwise uses any of the Rutgers Technology.

1.5.  “Net Sales” means the total of the gross consideration received for Licensed Products made, leased, transferred, distributed, sold or otherwise disposed of by Licensee, its Affiliates or its Sub-licensees, as the case may be, less the sum of reasonably and customary discounts, returns, transportation, third party packaging and handling charges, insurance charges, sales taxes, excise taxes, use taxes or import/export duties, and tariffs.

1.6  “Rutgers Patent Rights” means the patents, patent applications and invention disclosures identified in Exhibit A hereto, and any issued patents or patent applications based on or that claims priority from such patents or invention disclosures, as well as any foreign patent(s) and patent application(s) corresponding to any of the foregoing (and regardless of whether a corresponding U.S. Patent issues or is maintained).  Reissues, extensions (including governmental equivalents thereto), substitutions (as defined in MPEP Sec. 201.09), continuations, and divisions of all of the foregoing, shall also be included.

1.7  “Rutgers Technology” means all information, data and know-how owned by Rutgers relating to the Rutgers Patent Rights that is reasonably necessary to practice the Rutgers Patent Rights and that was or is disclosed at any time to Licensee, or its Affiliates, directly or indirectly from or through Rutgers, its units, employees, or consultants.

1.8 “Territory” means the United States, Canada, Central America, Mexico, China, South America, South Korea, Saudi Arabia, and Russia.

Article 2. – LICENSE GRANT; SUBLICENSES

2.1  License Grant.  Subject to the terms and conditions set forth in this Agreement, Rutgers hereby grants to Licensee a royalty-bearing, exclusive license, in the Territory to make, have made, use, offer for sale, sell, modify, develop, import, export or otherwise exploit Licensed Products under the Rutgers Patent Rights and Rutgers Technology (listed in Exhibit A).  Notwithstanding the foregoing, Licensee’s license rights with respect to China shall not be exclusive, but shall be co-exclusive with existing Rutgers licensee Micron Inc. Ltd.

2.2  Sublicenses.  Rutgers grants to Licensee the right to grant sublicenses (without the right to grant further sublicenses) to third parties (“Sublicensees”) under any or all of the licenses granted in Section 2.1, provided Licensee has current exclusive rights (excluding co-exclusive rights) thereto under this Agreement at the time it exercises a right of sublicense.  Each such sublicense shall, to the extent applicable for the protection of Rutgers, include all of the rights of and obligations due to Rutgers (and to the United States Government) that are contained in this Agreement including, without limitation, the terms contained in Articles 2, 3.8, 4, 5, 6, 8, 9, 10, 12, 14, 17, 18, 19, 20.6 and 20.10 of this Agreement.  Licensee shall not without Rutgers’ prior written approval include terms in any sublicense that depart from, lessen or conflict with the terms and conditions of this Agreement.  Rutgers shall have the right to review and approve, at its expense, each sublicense (and any amendments thereto) prior to execution, such approval not to be unreasonably delayed (A response is required within twenty-one days of presentation, otherwise Rutgers’ approval is considered to be affirmed.) or withheld, to ensure that the sublicense does not contain terms inconsistent with or in violation of this Section 2.2.  Notwithstanding the fact that Licensee has been granted license rights in the Territory to the Licensed Technology, if Rutgers secures a third party who desires to sublicense the Licensed Technology from Licensee (a “Proposed Sublicensee”) in any country within the Territory where neither Licensee nor any of its Affiliates or sublicensees is actively pursuing commercialization of the Licensed Technology, then Licensee shall negotiate a non-exclusive sublicense in good faith with the Proposed Sublicensee on terms reasonably acceptable to Licensee and the Proposed Sublicensee.

2.3  Licensee shall use good faith commercially reasonable efforts to enter into sublicenses to develop and produce fire retardant applications, and shall not limit its efforts to sublicensing non-fire retardant applications.

2.4  Payments from Sublicense.  Licensee shall promptly provide Rutgers with a copy of each executed sublicense and all amendments thereto.  Licensee shall use commercially reasonable efforts to collect and pay all payment obligations due Rutgers relating to the sublicenses and summarize and deliver all reports due Rutgers relating to the sublicenses.

2.5  Termination.  Upon termination of this Agreement for any reason, Rutgers shall continue any sublicense so long as the terms thereof are no less favorable and no more burdensome to Rutgers than they are in this Agreement.  In the event that terms of the sublicense are less favorable or more burdensome, Rutgers, in its sole discretion, shall determine whether such sublicense shall be canceled or assigned to Rutgers.  If not assigned, Rutgers agrees to negotiate in good faith for a period of ninety (90) days following the termination of this Agreement with each Sublicensee for a license directly from Rutgers.

2.6  Government Rights.  If any patent issues from the Rutgers Patent Rights that resulted from funding by the U.S. Government, the licenses granted hereunder shall be subject to the U.S. Government rights provided under 35 U.S.C. Sec.Sec. 200-212 and applicable governmental implementing regulations, and to the royalty-free non-exclusive licenses thereunder to which the U.S. Government is entitled as well as to any other applicable governmental restrictions, if any.

2.7  Rutgers Retained Rights.  Rutgers expressly reserves all rights under the Rutgers Patent Rights to exercise and otherwise use the Rutgers Patent Rights, and any related intellectual property rights, for educational, research and other non-commercial purposes, and to publish the results thereof.

2.8  Ownership of Improvements.  Rutgers shall own all improvements to the Rutgers Technology conceived or made by Rutgers during the term of this Agreement (“Rutgers Improvements”).  Licensee shall own all improvements to the Rutgers Technology conceived or made by Licensee during the term of this Agreement (“Licensee Improvements”).  All improvements to the Rutgers Technology that are jointly conceived or made by Licensee and Rutgers shall be jointly owned (“Joint Improvements”).  Licensee shall promptly disclose to Rutgers the details of any Licensee Improvements or Joint Improvements.  Licensee shall, at Rutgers’ request, cooperate with and assist Rutgers in obtaining patent protection for any Joint Improvements.  Rutgers shall promptly disclose to Licensee the details of any Rutgers Improvements or Joint Improvements.  Rutgers shall, at Licensee’s request, cooperate with and assist Licensee in obtaining patent protection for any Rutgers Improvements and Joint Improvements.  All Rutgers Improvements made by Dr. Thomas Nosker or members of his laboratory, to the extent available for licensing, Licensee Improvements, and Joint Improvements shall be deemed included within the license rights granted hereunder and products utilizing such improvements shall be deemed Licensed Products subject to the royalty and sublicense income payments described herein.

Article 3. – ROYALTIES AND PAYMENTS

3.1  Issuance of Equity.  In partial consideration of the rights granted hereunder, contemporaneously with the execution of this Agreement, Licensee shall execute a Stock Issuance Agreement (pursuant to which the Company shall issue to Rutgers fifteen percent (15%) of the founders’ equity in Axion International Inc.) and Co-Sale Agreement in the forms attached hereto as Exhibits C and D.

3.2  License Fee.  Licensee shall pay Rutgers a one-time payment of twenty thousand dollars ($20,000) as a license fee, which shall become due upon the closing by Licensee of an equity financing of at least one million dollars ($1,000,000).

3.3  Royalties.
(a)           Licensee & Affiliates.                                                      Licensee shall pay Rutgers a royalty equal to (the “License Royalty”):  (i) one and a half percent (1.5%) of Net Sales of ** by Licensee and its Affiliates, and (ii) three percent (3%) of Net Sales of ** sold by Licensee and, its Affiliates.

(b)           Sub-licensees.                                In the event that Licensee grants any entity (other than an Affiliate), a Sub-license, Licensee shall pay Rutgers a royalty equal to the following to the extent that such royalty is received by Licensee from any Sublicensee (the “Sublicense Royalty”): (i) one and a half percent (1.5%) of Net Sales of ** by such Sublicensee, and (ii) three percent (3%) of Net Sales of ** sold by such Sublicensee.

3.4  Quarterly Payments.  Royalties payable to Rutgers shall be paid to Rutgers quarterly on or before the following dates of each calendar year:  January 31, May 31, August 31, and October 31.  Each such payment will be for unpaid royalties that accrued within or prior to Licensee’s most recently completed calendar quarter.

3.5  Royalty Minimums.

During the term of this Agreement, Licensee shall pay to Rutgers a minimum annual royalty as follows:
License Year One:                                                                           $0;
License Year Two:                                                                  $10,000;
License Year Three:                                                                  **;
License Year Four:                                                                  **;
License Year Five and later years:                                        $200,000.

For purposes of this Section 3.5, “License Year One” shall mean the period from the Effective Date through December 31, 2007, “License Year Two” shall mean the calendar year 2008, and each subsequent “License Year” shall refer to each subsequent calendar year.  To the extent the total earned royalty paid in any License Year is less than the minimum annual royalty due and owing for that License Year, Licensee shall pay Rutgers the deficiency on or before January 31st of the following License Year.  For example, any deficiency payment for License Year Two shall be made to Rutgers on or before January 31, 2009.

3.6  Sublicense Income.  Licensee shall pay Rutgers twenty percent (20%) of all non-royalty consideration that it receives from its Sublicensees from sublicensing or transferring the rights licensed to Licensee hereunder with respect to sublicenses of  non-fire retardant technology (Exhibit A, items 1-7, and 10), and shall pay forty percent (40%) of all non-royalty consideration it receives from its Sublicensees from sublicensing or transferring the rights licensed to Licensee hereunder with respect to sublicenses  of  fire retardant technology (Exhibit A, items 8 and 9).

3.7  Payment in U.S. Dollars.  All amounts due Rutgers shall be payable in United States Dollars in New Brunswick, New Jersey.  When Licensed Products are sold for monies other than United States Dollars, the earned royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold, and then converted into equivalent United States Dollars.  The exchange rate will be the United States Dollar buying rate quoted in the New York edition of the Wall Street Journal on the last day of the reporting period.  If at any time legal restrictions prevent the acquisition or prompt remittance of United States Dollars by Licensee with respect to any country where a Licensed Product is sold, Licensee shall pay royalties or Sublicense Income due to Rutgers from Licensee’s other sources of United States Dollars.

3.8  Sales to Government.  If a license to the Rutgers Patent Rights has been granted to the United States Government, no royalties shall be payable hereunder on Licensed Products sold to the U.S. Government.  Licensee and its Sublicensees shall reduce the amount charged for Licensed Products sold to the United States Government by an amount equal to the royalty for such Licensed Products otherwise due Rutgers as provided herein.

3.9  Taxes, etc.  Licensee shall be responsible for any and all taxes, fees, or other charges imposed by the government of any country outside the United States on the remittance of royalty income for sales occurring in any such country.  Licensee shall also be responsible for all bank transfer charges.

** Certain information on this page has been deleted and have been filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with regard to these deleted portions.

Article 4. - DILIGENCE

4.1  Commercialization Diligence.  Licensee, from and after the Effective Date, shall use all reasonable and diligent efforts to develop, test, and obtain regulatory approvals required, if any, and manufacture, market and sell Licensed Products in all countries of the Territory within a reasonable time after the Effective Date of this Agreement and shall, within a reasonable time after obtaining any requisite regulatory approvals (if any), earnestly and diligently endeavor to market and sell the same in quantities sufficient to meet the market demands herefore.

4.2  Commercialization Milestones.  Licensee shall achieve the following milestone:
- First commercial sale of a Licensed Product in at least one country of the Territory prior to the end of calendar year 2007.

4.3  Termination for Failure to Commercialize.  If Licensee fails to achieve any of the milestones described in Section 4.2 in a timely manner, Rutgers shall have the right and option to give written notice of such default (“Notice of Default”) to Licensee.  If Licensee fails to achieve the milestone requirements within sixty (60) days of receipt of the Notice of Default, Rutgers shall have the right to terminate this Agreement and the licenses herein by sending a second written notice (“Notice of Termination”) to Licensee.  This Agreement shall automatically terminate on the effective date of the Notice of Termination.

4.4 Licensee Obligations.  During the term of this Agreement, Licensee shall maintain a continuous membership in the AMIPP Advanced Polymer Center at Rutgers as an Industrial member and pay the required member fee, which as of the Effective Date is $15,000 per year.

Article 5. -  PROGRESS AND ROYALTY REPORTS

5.1  Commercialization Efforts Reports.  Beginning in January, 2007, and semi-annually thereafter, Licensee shall submit to Rutgers a progress report covering Licensee’s activities related to the development and testing of all Licensed Products and the obtaining of any governmental approvals necessary for marketing.  Such commercialization progress reports shall be made for each Licensed Product in each country in the Territory.  Such reports shall include sufficient information to enable Rutgers to determine Licensee’s progress in fulfilling its obligations under Article 4 (DILIGENCE), including, but not limited to, the following topics:

-           summary of work completed
-           summary of work in process, including product development and testing and progress in obtaining government approvals

5.2  Notice of First Commercial Sale.  Licensee shall report its first commercial sale of a Licensed Product to Rutgers within thirty (30) days of such sale.  Licensee shall report its subsequent first commercial sales of a Licensed Product in each new country in its next royalty and sublicense income report following such first commercial sale.

5.3  Royalty and Sublicense Income Reports.  Upon and after the first commercial sale by Licensee, its Affiliates or Sub-Licensees of a Licensed Product anywhere in the world or receipt by Licensee of sublicense income under section 3.6 herein, Licensee shall submit quarterly reports to Rutgers on or before each January 31st, May 31st, August 31st and October 31st of each year together with the required payment.  Each such report shall cover Licensee’s most recently completed calendar quarter, and will show: (a) the units and Net Sales of each type of Licensed Product sold by Licensee on which royalties have not been paid, including a clear indication of how Net Sales were calculated; (b) the Sublicense Income earned by Licensee, (c) the Sublicense Royalties, in U.S. dollars, received by Licensee and payable hereunder; (d) the amount of Sublicense Royalty payments due pursuant to any Sublicense and the method used to calculate the Sublicense Royalty; (e) the exchange rates used, if any; and (f) any other information relating to the foregoing reasonably  requested with 30 days notice by Rutgers.  If no sales of Licensed Products have been made during any reporting period, and no Sublicense Income has been earned, Licensee shall provide a statement to this effect in writing to Rutgers in lieu of a report.

Article 6. – BOOKS AND RECORDS

6.1   Duty to Keep Records; Audit Right.  Licensee shall keep, and shall cause its Affiliates and Sublicensees to keep, books and records in accordance with generally accepted accounting principles accurately showing all transactions and information relating to this Agreement and any sublicense.  Such books and records shall be preserved for at least five (5) years from the date of the entry to which they pertain, and shall be open to inspection by representatives or agents of Rutgers at reasonable times upon reasonable notice no more than one time per calendar year.

6.2  Audit Costs.  Rutgers shall be responsible for all fees and expenses incurred in connection with its representatives’ performance of such an examination.  If an error in royalties or Sublicense Income share of more than five percent (5%) of the total royalties or Sublicense Income share due for any year is discovered, however, or if as a result of the examination it is determined that Licensee is otherwise in material breach of its obligations under this Agreement, then the fees and expenses of such representatives shall be borne by Licensee, and Licensee shall promptly reimburse Rutgers for reasonably-documented audit expenses, as well as all overdue royalty, and Sublicense Income.

Article 7. -  TERM AND TERMINATION

7.1  Term.  Unless otherwise terminated by operation of law or by acts or omissions of the parties in accordance with the provisions of this Agreement, this Agreement shall be in force from the Effective Date, and shall remain in effect until the expiration of the last-to-expire issued patent within the Rutgers Patent Rights licensed under this Agreement (the “Expiration Date”).

7.2  Automatic Termination.  Notwithstanding the provisions set forth in Section 7.1, if Licensee does not close an equity financing transaction of at least one million dollars ($1,000,000) within six (6) months following the Effective Date, this Agreement shall automatically terminate.

7.3  Termination for Cause.  If either party breaches or fails to perform any provision of this Agreement, the other party may give written notice of such default, specifying the breach and the country in which the breach is allegedly occurring or whether such breach relates to the entire agreement (“Notice of Default”) to the non-breaching party.  If the breaching party fails to cure such default within sixty (60) days of receipt of the Notice of Default, the non-breaching party shall have the right to terminate this Agreement; except if the breach is due to lack of commercialization diligence under Section 4.1 or failure to make payment under Section 11.2(c), then the non-breaching party shall have the right to terminate this Agreement only as to the country/ies where the breach remains uncured and the licenses herein only as to the country/ies where the breach remains uncured by sending a second written notice (“Notice of Termination”) to the breaching party, specifying the country/ies to be terminated. This Agreement shall automatically terminate on the Effective Date of the Notice of Termination. During the 60 day aforementioned cure period, the parties shall negotiate in good faith to resolve any dispute relating to any alleged breach of this Agreement.

7.4  Voluntary Termination.  Licensee shall have the right to terminate this Agreement in its entirety or as to any country by giving 120 days advance Notice of Termination thereof to Rutgers.  If the Licensee terminates this Agreement as to the United States, within the first two (2) years of this Agreement, Licensee shall pay Rutgers an early termination fee of Fifty Thousand Dollars ($50,000).

7.5 Effect of Termination.  Any termination of this Agreement shall not relieve Licensee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by Licensee prior to the time such termination becomes effective.  Any such termination shall not affect in any manner any accrued or surviving rights of Rutgers arising under this Agreement prior to such termination.

 7.6 Effect of Expiration.  If the Licensee continues to sell Licensed Product after the date of the Expiration Date, the license hereunder shall be considered fully paid up and Licensee’s only obligations shall be as set forth in Section 7.7.

7.7 Survival.  Any expiration or termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:
Article 6	Books and Records
Article 8	Disposition of Licensed Products upon Termination; Return of Property
Article 9	Use of Names and Trademarks
Article 10	Disclaimer of Warranties; Limitations of Liability
Article 14	Indemnification; Insurance
Article 17	Governing Law; Venue
Article 19	Confidentiality
Article 20	Miscellaneous

Article 8. -  DISPOSITION OF LICENSED PRODUCTS UPON TERMINATION; RETURN OF PROPERTY

8.1 Disposition of Inventory.  On termination of this Agreement by either party, Licensee shall have the privilege to dispose of all previously-made or partially-made Licensed Products (Licensee may complete partially-made Licensed Products), but no more, within a period of sixty (60) days after the Notice of Default pursuant to Section 7.3 or termination under Section 7.2.  Any Licensed Products remaining in Licensee’s possession after the expiration of the 60-day period shall, at Rutgers’s discretion, be destroyed by Licensee or provided to Rutgers with the return of Rutgers property.

8.2 Certification.  On request by Rutgers, Licensee shall certify in writing that it has complied with the requirements of Sections 8.1.

Article 9. -  USE OF NAMES AND TRADEMARKS

9.1  Nothing contained in this Agreement shall be construed as granting any right to Licensee or any of its Affiliates, to use in advertising, publicity, or other promotional activities or otherwise any name, trade name, trademark, or other designation of Rutgers that is identified with Rutgers or any of its units (including contractions, abbreviations or simulations of any of the foregoing).  Unless required by law or consented to in advance in writing by an authorized representative of Rutgers, the use by Licensee of the names, “Rutgers, The State University of New Jersey,” “Rutgers University,” “Rutgers,” or the names of any campus or unit of Rutgers is expressly and strictly prohibited.

Article 10. -  LIMITED WARRANTY, DISCLAIMER OF WARRANTIES; LIMITATIONS OF LIABILITY

10.1.  The Director of Rutgers’ Office of Corporate Liaison & Technology Transfer warrants to the Licensee that to the best of his knowledge (a) Rutgers has the lawful right to grant the licenses granted hereunder; including the right related to the Rutgers Patent Rights and the Rutgers Technology; (b) Rutgers owns or controls the entire right, title and interest in and to the Rutgers Patent Rights and the Rutgers Technology; (c) Rutgers has no knowledge that (i) any of the Rutgers Patent Rights are invalid, or (ii) the practice of the Rutgers Patent Rights and the Rutgers Technology in the Territory violates and/or infringes the patent or other intellectual property rights of any third party; (d) Rutgers has no knowledge of any claims (with or without foundation), licenses or other charges or encumbrances in the Territory upon the Rutgers Patent Rights and the Rutgers Technology contemplated by this Agreement

10.2 Disclaimer of Warranties.

(a)           Except as set forth in Section 10.1, Rutgers makes no representation or warranty, either expressed or implied, and no representation or warranty shall be implied, with respect to the license rights granted hereunder other than that Rutgers has the right to grant such license rights.  The intellectual property and the rights granted by Rutgers to Licensee hereto are provided “AS IS” AND WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

(b) Except as set forth in Section 10.1, nothing in this Agreement shall be construed as:
(i) a warranty or representation by Rutgers as to the validity or scope of any Rutgers Patent Rights;
(ii) a warranty or representation that any product made, used, sold or otherwise disposed of or any method practiced under any license granted under this Agreement is or will be free from infringement or claims of infringement of patents, copyrights or any other property right of third parties;
(iii) granting by implication, estoppel or otherwise any licenses or rights under patents or other property rights of Rutgers other than said Rutgers Patent Rights, regardless of whether such patents are dominant or subordinate to any Rutgers Patent Rights;
(iv) an obligation to bring or prosecute actions or suits against third parties except as provided in Article 13; or
(v) an obligation to furnish any know-how not provided in the Rutgers Patent Rights and/or the Rutgers Technology licensed hereunder.

Limitation Of Liability.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT WILL RUTGERS BE LIABLE FOR ANY INJURY, LOSSES, DIRECT, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL DAMAGES OR OTHER LOSSES INCURRED BY LICENSEE, ITS CUSTOMERS AND SUBLICENSEES, OR ANY OTHER PARTY, INCLUDING WITHOUT LIMITATION, LOST PROFITS, OR FOR ANY CLAIMS FOR SUCH DAMAGES, LOSSES OR OTHER INJURIES ASSERTED AGAINST LICENSEE, RELATING TO, ARISING OUT OF OR RESULTING FROM THE EXERCISE BY OR ON BEHALF OF LICENSEE OF THE RIGHTS GRANTED TO IT UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, MANUFACTURE, SALE, OR USE OF THE LICENSED PRODUCTS, OR RUTGERS PATENT RIGHTS  AND RUTGERS TECHNOLOGY LICENSED HEREUNDER.

Article 11. -  PATENT PROSECUTION AND MAINTENANCE

11.1  Prosecution and Maintenance.  Rutgers shall diligently prosecute and maintain the United States applications and patents and international patent applications and patents included in Rutgers Patent Rights using, unless otherwise agreed, counsel of its choice.  Unless otherwise agreed, Rutgers’ counsel shall take instructions only from Rutgers, except that, Rutgers shall give due consideration to amending any patent application included within the Rutgers Patent Rights to include claims reasonably requested by the Licensee to protect the Licensed Products contemplated to be sold under this Agreement.  Rutgers shall in a timely manner provide Licensee with copies of all relevant documentation so that Licensee may be informed and apprised of the continuing prosecution.  Licensee agrees to keep this documentation confidential.

11.2  Prosecution and Maintenance Costs

(a)  Licensee shall pay Rutgers for all prosecution costs incurred by Rutgers prior to the date of this Agreement for preparing, filing, prosecuting, defending, and maintaining all patent applications and/or patents included within the Rutgers Patents, including interferences and oppositions, and all corresponding foreign patent applications and patents with respect to a country within the Territory and included in the Rutgers Patent Rights.  As of the Effective Date, the amount of past patent prosecution costs incurred by Rutgers with respect to the Rutgers Patent Rights is approximately $11,750.  Licensee shall pay three thousand dollars ($3,000) of such amount to Rutgers upon execution of this Agreement, and shall pay the remaining amount in three (3) equal payments made in forty-five (45) day intervals.

(b) **

(c) In the event that Licensee shall fail to make any payment due pursuant to this Section 11.2, with respect to any country, Rutgers shall provide Licensee with notice of the default specifying the country/ies to which such payments relate.  If Licensee does not cure such failure to pay on or before thirty (30) days after Licensee’s receipt of such notice, Rutgers shall have the right terminate this Agreement only with respect to the country/ies for which the Licensee’s failure to pay remains uncured.

(d) Upon request of Licensee, Rutgers’ patent counsel shall provide to Licensee duplicate copies of invoices sent to Rutgers.  Licensee shall be entitled to make payments due pursuant to this Section 11.2 directly to patent counsel only if instructed by Rutgers.

11.3  Coverage in Additional Countries.  Provided Licensee gives Rutgers timely notice of its desire after the Effective Date and financial security to cover the cost thereof, Rutgers shall, at the request of Licensee, endeavor to file, prosecute, and maintain patent applications and patents covered by Rutgers Patent Rights in additional countries, if available.  Licensee consents to the filing of all Patent Cooperation Treaty (PCT) and foreign patent applications and maintenance of patents that have already been filed and/or issued as of the Effective Date, which applications and patents are set forth on Exhibit B annexed hereto.

11.4  Licensee’s obligation to pay for preparing, filing, prosecuting, defending, and maintaining all patent applications and/or patents, including interferences and oppositions, and all corresponding foreign patent applications and patents shall continue for so long as this Agreement remains in effect, provided, however, that Licensee may terminate its obligations with respect to any given patent application and/or patent upon three (3) months prior written notice to Rutgers.    Upon receiving any such notice, Rutgers shall use reasonable efforts to curtail future patent costs with respect to any patent application or patent for which such notice is received.  Licensee shall promptly pay patent costs which cannot be so curtailed.  Commencing on the effective date of such notice, Rutgers may continue its prosecution and/or maintenance of any such application(s) or patent(s) at its sole discretion and sole expense, Licensee shall have no further right or license nor any further obligation to pay any patent costs with respect to such application(s) or patent(s).

Article 12. -   PATENT MARKING

12.1 Licensee shall mark all Licensed Products in accordance with all applicable patent marking laws so as to preserve all rights in and available damages recoverable under the Rutgers Patent Rights.

** Certain information on this page has been deleted and have been filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with regard to these deleted portions.

Article 13. -  THIRD PARTY PATENT INFRINGEMENT

13.1   Notice; Duty to Cooperate.  In the event that Licensee shall learn of an infringement of any patent right or other right licensed under this Agreement, Licensee shall promptly notify Rutgers in writing and shall provide Rutgers with reasonable evidence of such infringement.  Both parties to this Agreement, agree that during the period and in a jurisdiction where Licensee has exclusive rights under this Agreement under the Rutgers Patent Rights, neither party shall notify a third party of the infringement of any of the Rutgers Patent Rights without first obtaining the consent of the other party, which consent shall not be unreasonably withheld or delayed.  Both parties shall use their best efforts in cooperation with each other to notify the infringing party and terminate such infringement without litigation.

13.2  Initiation of Suit.  Licensee may request that Rutgers take legal action against the infringement of Rutgers Patent Rights.  Such request shall be made in writing and shall include reasonable evidence of such infringement and damage to Licensee.  If the infringing activity has not been abated within ninety (90) days following the effective date of such request, Rutgers shall have the right to commence suit on its own account or jointly with Licensee, or refuse to commence such suit.  Rutgers shall give notice to Licensee of its election in writing by the end of the one-hundredth (100th) day after receiving notice of such request from Licensee. In the event Rutgers exercises its option to enforce on its own, Licensee may elect to participate in the enforcement of the Rutgers Patent Rights against the third party, in which case, Licensee shall pay to Rutgers fifty percent (50%) of the cost of the enforcement.  In the event that Rutgers refuses to commence suit, Licensee may thereafter bring suit for patent infringement on its own behalf and in the name of Rutgers, if and only if Rutgers refuses to commence suit and if the infringement occurred during the period and in a jurisdiction where Licensee had exclusive rights under this Agreement.  Each party agrees to cooperate with the other in litigation proceedings instituted hereunder.  Each party shall pay for its own out-of-pocket expenses and disbursements (including legal fees) incurred in connection with any such litigation.  Each party may be represented by counsel of its choice at its own expense.

13.3  Recovery.  (a) Rutgers shall be entitled to retain all recoveries recovered from legal actions brought by solely Rutgers under the Rutgers Patent Rights.  (b) All recoveries recovered from legal actions brought jointly by Rutgers and Licensee shall be shared equally by them, after deducting the reasonable legal expenses of both parties. (c) After deducting reasonable legal expenses, all recoveries from legal actions brought solely by Licensee shall be treated as Sublicense Income (Article 3.6). Such recoveries shall not relieve Licensee of any of its obligations to make other payments due Rutgers hereunder.

13.4 Third Party Infringement Claims.  In the event that a claim or suit is asserted or brought against Licensee alleging that the manufacture or sale of any Licensed Product by Licensee or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a third party, Licensee shall give written notice thereof to Rutgers.  Licensee may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, subject to Section 13.5.  Otherwise, Licensee shall have the right, but not the obligation, to defend any such claim or suit.  In the event Licensee elects not to defend such suit, Rutgers shall have the right, but not the obligation to do so at its sole expense.  Rutgers shall have the right in all events, at its own expense, to intervene in any action in which the validity or enforceability of any of the Rutgers Patent Rights is placed in issue.

13.5  Settlement.  Licensee shall not settle or compromise any suit in a manner that imposes any obligations or restrictions on Rutgers, or impairs, restricts or grants any rights to the Rutgers Patent Rights, without Rutgers’ written permission. Rutgers shall not settle or compromise any suit in a manner that imposes any obligations or restrictions on Licensee, or impairs, restricts or grants any rights to the Rutgers Patent Rights, without Licensee’s written permission.

Article 14. -  INDEMNIFICATION; INSURANCE

14.1  Indemnification.  To the maximum extent permitted by applicable law, Licensee shall indemnify, defend and hold Rutgers, its governors, trustees, officers, employees, students, and agents harmless against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) resulting from, relating to or arising out of the exercise of the rights granted under this license, or the manufacture, use, sale or other disposition of Licensed Products by Licensee or any of its Affiliates.  This indemnification shall include, but is not limited to, any and all claims alleging products liability, negligence, and any infringement or misappropriation of any intellectual property or proprietary right.  Notwithstanding the foregoing, Licensee shall not have the right, without the consent of Rutgers, to assume the defense of any claim prosecuted against both Licensee and Rutgers to the extent there is an actual or potential conflict of interest requiring separate representations, it being understood that Licensee shall nevertheless remain responsible for indemnifying Rutgers for defense costs to the extent provided herein.  In the absence of such a conflict, any separate representation of Rutgers with respect to a claim asserted against both Licensee and Rutgers shall, if at Rutgers’ request, be at Rutgers’ expense.

14.2  Limitation on Indemnification. Notwithstanding anything contained herein to the contrary (including, but not limited to Section 14.1), (a) Licensee shall have no obligation to indemnify, defend and hold Rutgers, its governors, trustees, officers, employees, students, and agents harmless against, and Section 14.1 shall not apply to, any claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) which relate to the  Rutgers Patent Rights or Rutgers Technology infringing or misappropriating any intellectual property or proprietary right or any claim to the extent that a court of competent jurisdiction has found such infringement and/or misappropriation was caused solely by Rutgers or its governors, trustees, officers, employees, students, and agents, and (b) Licensee’s obligation to a indemnify, defend and hold Rutgers, its governors, trustees, officers, employees, students, and agents harmless shall be limited to only those claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) which result from a third party action against Rutgers, its governors, trustees, officers, employees, students, and agents. Nothing contained herein shall be construed to in any way limit Licensee’s obligation to  indemnify, defend and hold Rutgers, its governors, trustees, officers, employees, students, and agents harmless against any claim relating to product liability or any action that was caused by or contributed to by Licensee, its Affiliates or its sublicensees.

14.3 Rutgers shall promptly notify Licensee in writing of any claim or suit brought against Rutgers in respect of which Rutgers intends to invoke the provisions of Section 14.1.  Licensee shall keep Rutgers informed on a current basis of its defense of any claims pursuant to Section 14.1.  Rutgers shall provide full cooperation to Licensee in such defense and make available to Licensee all documentary and other evidence in its possession with respect thereto. Licensee shall not settle any claim or suit on terms that impose any obligations or restrictions on Rutgers or Rutgers’ rights without Rutgers’ written permission.

14.4 Insurance.  Commencing upon Licensee’s first transfer of a Licensed Product to a third party, Licensee shall, at its sole cost and expense, insure its activities in connection with this Agreement and will maintain and keep in force throughout the term hereof, with insurers acceptable to Rutgers, the following types of insurance:

(a)  Comprehensive or Commercial General Liability, which shall include products liability with minimum limits as follows:

$2,000,000 combined single limit as respects liability arising out of the Licensed Products.  This coverage may be maintained on either an occurrence or claims made form.  If products coverage is on a claims made form, Licensee must maintain such coverage for six years after termination or expiration of this Agreement; and

$5,000,000 General Aggregate.

(b) It is expressly understood and agreed, however, that the insurance coverage and limits stated in (a) above shall not in any way limit the liability of Licensee and that the required insurance shall be primary coverage.  Any insurance Rutgers may purchase will be excess and noncontributory.  Licensee’s liability insurance will be endorsed to specifically name Rutgers as an additional insured and to provide primary coverage to Rutgers.

(c) Licensee shall furnish Rutgers with a Certificate of Insurance evidencing the coverage and limits required pursuant to (a) above.  The Certificate of Insurance shall:

(i) Provide for thirty (30) day advance written notice to Rutgers of cancellation or alteration of policy limits;
(ii) Indicate that Rutgers has been endorsed as an additional insured under the coverages referred to above; and
(iii) State that the insurance will be primary to Rutgers and any valid and collectible insurance or program of self-insurance maintained by Rutgers shall be excess and noncontributory.

Article 15. – NOTICES

15.1  Any notice required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person, (b) five (5) days after mailing if mailed by first-class certified mail, postage paid and deposited in the United States mail, to the respective addresses given below, or to such other address as it shall designate by written notice given to the other party, or (c) on the date of delivery if delivered by express delivery service such as Federal Express or DHL.
In the case of Licensee:

Axion International, Inc.
347 Maple Street
San Francisco, CA 94118
Attn: Marc Green

In the case of Rutgers:

Rutgers, The State University of New Jersey
Office of Corporate Liaison and
Technology Transfer
3 Rutgers Plaza, ASB III
New Brunswick, NJ  08901
Attention: Director

Article 16. -  ASSIGNMENT

16.1 This Agreement may not be assigned by Licensee without the prior written consent of Rutgers which shall not be unreasonably withheld, except that, Licensee may assign this Agreement without Rutgers’ consent in connection with (i) Licensee’s transfer of all or substantially all of its assets to another person or entity, or (ii) Licensee’s merger, consolidation or combination with another entity.  This Agreement is binding upon and shall inure to the benefit of the parties, their successors and permitted assigns.

Article 17. - GOVERNING LAW; VENUE

17.1  THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country that issued such patent or in which such patent application was filed.  Any and all disputes between the parties that cannot be settled by mutual agreement shall be resolved solely and exclusively in the state and federal courts located within the state of New Jersey, and each party hereby consents to the sole and exclusive jurisdiction of such courts.

Article 18. EXPORT CONTROL; GOVERNMENT REGULATION

18.1  Licensee shall observe all applicable United States and foreign laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations, the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Regulations) with respect to the transfer of Licensed Products and related technical data to foreign countries.  Rutgers shall have no responsibility or obligation to obtain any necessary licenses, permits or clearances, or to give any assurances, relating to any such laws or regulations.  Licensee shall defend, indemnify and hold Rutgers harmless from any claims, penalties, charges, fines or assessments relating to any violation of any laws or regulations controlling the export of technology and arising out of the exercise of the rights granted to Licensee hereunder.  Rutgers neither represents that a license shall not be required nor that, if required, it shall be issued.

18.2  If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so and the costs in connection therewith.

Article 19. – CONFIDENTIALITY

19.1  Licensee and its Affiliates (if any): (i) shall not use any confidential information within Rutgers Technology or unpublished Rutgers Patent Rights that is marked “confidential” when provided, except for the sole purpose of exploiting such information pursuant to this Agreement, (ii) shall safeguard the same against disclosure to others with the same degree of care as it exercises with its own data of a similar nature, and (iii) shall not disclose or permit the disclosure of Rutgers Technology that is marked “confidential” when provided or unpublished Rutgers Patent Rights to others (except to its employees, agents, subcontractors or consultants who are bound to Licensee and Rutgers by a like obligation of confidentiality), without the express written permission of Rutgers.

19.2  Rutgers shall not use any confidential information received from Licensee (including, without limitation, business plans, Licensee Improvements or other information that is marked “confidential” when provided) (“Licensee Confidential Information”), except for the sole purpose of exploiting such information pursuant to this Agreement, (ii) shall safeguard the same against disclosure to others with the same degree of care as it exercises with its own data of a similar nature, and (iii) shall not disclose or permit the disclosure of Licensee Confidential Information to others (except to its employees, agents, subcontractors or consultants who are bound to Licensee and Rutgers by a like obligation of confidentiality), without the express written permission of Licensee.

19.3  Notwithstanding the foregoing, neither Licensee nor Rutgers shall be prevented from using or disclosing any Rutgers Technology, other Rutgers Patent Rights, or Licensee Confidential Information that:
(a)	it can demonstrate by written records was previously known to it; or
(b)	is now, or becomes in the future, information generally available to the public in the form supplied, other than through improper or unauthorized acts or omissions of the receiving party; or
(c)	is lawfully obtained from sources third parties who were entitled to provide such information to the receiving party; or
(d)	it can demonstrate by written records was developed independently without the use of confidential information of the other.
(e)
is required by law to be disclosed, provided that it provides prior written notice of such required disclosure to the disclosing party, and the disclosing party is afforded an opportunity to prevent or limit such disclosure.

The obligations of Rutgers and Licensee under this Article 19 shall remain in effect for five (5) years from the date of termination or expiration of this Agreement.

Article 20 MISCELLANEOUS

20.1 Headings.  The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

20.2 Not Binding.  This Agreement will not be binding upon the parties until it has been signed below on behalf of each party by a duly authorized representative.

20.3 Amendments.  No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party by a duly authorized representative.

20.4 Complete Agreement.  This Agreement embodies the entire understanding of the parties and shall supersede all previous and contemporaneous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

20.5 Waiver.  Failure to enforce any provisions of this Agreement by a party shall not be deemed a waiver of any breach or default hereunder by the other party.  No express waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

20.6 Agreements with Rutgers Personnel.  Licensee shall not knowingly enter into any agreements relating to this Agreement with Rutgers employees or students (“Rutgers Personnel”) in contravention of the legal rights or policies of Rutgers, including, without limitation, Rutgers’ conflicts of interest policy.  Licensee acknowledges that Rutgers Personnel are subject to Rutgers’ policies, including policies concerning consulting, conflicts of interest, and intellectual property.  If there is a conflict between the obligations of Rutgers Personnel under Rutgers’ policies and any of their obligations to Licensee under the terms of their employment or consultancy with Licensee, the obligations of Rutgers Personnel under Rutgers’ policies take priority over any obligations Rutgers Personnel may have to Licensee by reason of such employment or consultancy.  Licensee recognizes that, under Rutgers’s policy on intellectual property, Rutgers Personnel have an obligation to assign to Rutgers all intellectual property that is created within the scope of their employment responsibilities using Rutgers’ facilities and resources.

20.7 Severability.  In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, (i) such invalidity, illegality or unenforceability shall not affect any other provisions hereof, (ii) the particular provision, to the extent permitted by law, shall be reasonably construed and equitably reformed to be valid and enforceable, and (iii) this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

20.8 Bankruptcy.  Rutgers shall have the right to terminate this Agreement forthwith by giving written notice of termination to Licensee at any time upon or after the filing by Licensee of a petition in bankruptcy or insolvency, or upon or after any adjudication that Licensee is bankrupt or insolvent, or upon or after the filing by Licensee of any petition or answer seeking judicial reorganization, readjustment or arrangement of the business of Licensee under any law relating to bankruptcy or insolvency, or upon or after the appointment of a receiver for all or substantially all of the property of Licensee, or upon or after the making of any assignment or attempted assignment for the benefit of creditors, or upon or after the institution of any proceeding or passage of any resolution for the liquidation or winding up of Licensee’s business or for termination of its corporate life.

20.9 Attorneys’ Fees.  In the event that Licensee fails to perform any obligation under the terms of this Agreement and if it becomes necessary for Rutgers to undertake legal action against Licensee on account thereof, then, in the event Rutgers prevails in such legal action, it shall be entitled to receive from Licensee the payment of Rutgers’ reasonable attorneys’ fees in addition to costs and necessary disbursements.

20.10 Publicity.  Neither Licensee or its Affiliates shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the parties, except as required by law, without the prior written approval of Rutgers.

20.11 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.12 No Agency.  Nothing herein shall be deemed to constitute both parties as joint venturers or partners.  Each party is an independent contractor.  Nothing herein shall be deemed to establish a relationship of principal and agent between Rutgers and Licensee, nor any of their agents or employees for any purpose whatsoever.  This Agreement shall not be construed as constituting Rutgers and Licensee as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

IN WITNESS WHEREOF, both Rutgers and Licensee have executed this Agreement, in duplicate originals, by their duly authorized representatives on the day and year hereinafter written.

Axion International, Inc.                                                                Rutgers, The State University
of New Jersey

By_/s/ James Kerstein                                                                                     By_/s/ William T. Adams
James Kerstein                                                                           William T. Adams
Chief Executive Officer                                                                              Director, Office of Corporate Liaison and
                Technology Transfer

Date  February 1, 2007                                                                               Date  February 1, 2007

Exhibit A

1.           RU Docket 90-1126, U.S. Patent No. 5,298,214 entitled “Method of Deriving Polystyrene and Polyolefin Plastics Composite from Recycled Plastics”.

2.           RU Docket 96-0404, U.S. Patent No. 5,789,477 entitled “Composite Building Materials from Recyclable Waste”.

3.           RU Docket 96-0404D, U.S. Patent No. 5,916,932 entitled “Composite Building Materials from Recyclable Waste”.

4.           RU Docket 03-096 entitled “Structural Plastic I-Beams” Patent Pending.

5.           RU Docket 05-033 entitled “Structural Material Composed of PMMA with HDPE”, Patent Pending.

6.           RU Docket 05-064 entitled “Processing Technology to Increase Toughness”, Patent Pending.

7.           RU Docket 06-042 entitled “Railroad Tie Not Needing a Tie Plate”, Patent Pending.

8.           RU Docket 06-094 entitled “Damage Resistant Fire Retardant and Intumescent Coatings for the Protection of Substrates from Heat Flux” “, Patent Pending.

9.           RU Docket 07-005 entitled “Emissivity Based Silicone/Glass Fiber Composites for the Protection of Substrates from Heat Flux “, Patent Pending.

10.           RU Docket 06-131 entitled “Method of Producing Long I-beams with Capability of Variable Tapers from Structural Polymer Based Materials”, Patent Pending.

Exhibit B
Status of PCT and Foreign Patent Applications and Issued Foreign Patents

1.           RU Docket 90-1126, U.S. Patent No. 5,298,214 entitled “Method of Deriving Polystyrene and Polyolefin Plastics Composite from Recycled Plastics”.
No Foreign Filings
2.           RU Docket 96-0404, U.S. Patent No. 5,789,477 entitled “Composite Building Materials from Recyclable Waste”.
Serial No	Patent No	File Date	Issue Date	Country	Status	App Type
2,262,634	2,262,634	08/28/1997	03/18/2003	Canada	Issued	Nationalized PCT
970103927		01/01/1998		Argentina	Filed	Foreign, non-PCT
97939666.0		08/28/1997		Europe	National Phase	Nationalized PCT
9901959	206781	08/28/1997	02/18/2002	Mexico	Issued	Nationalized PCT
PI 9711376		08/28/1997		Brazil	National Phase	Nationalized PCT
US97/15239		08/30/1997		PCT	National Phase	PCT

3.           RU Docket 96-0404D, U.S. Patent No. 5,916,932 entitled “Composite Building Materials from Recyclable Waste”.
No Foreign Filings
4.           RU Docket 03-096 entitled “Structural Plastic I-Beams” Patent Pending.
Serial No	Patent No	File Date	Issue Date	Country	Status	App Type
03818032.9		05/12/2006		Europe	Filed	Nationalized PCT

5.           RU Docket 05-033 entitled “Structural Material Composed of PMMA with HDPE”, Patent Pending.
Serial No	Patent No	File Date	Country	Status	App Type
PCT/US06/019311		05/19/2006	PCT	Filed	PCT

6.           RU Docket 05-064 entitled “Processing Technology to Increase Toughness”, Patent Pending.
No Foreign Filings
7.           RU Docket 06-042 entitled “Railroad Tie Not Needing a Tie Plate”, Patent Pending.
No Foreign Filings
8.           RU Docket 06-094 entitled “Damage Resistant Fire Retardant and Intumescent Coatings for the Protection of Substrates from Heat Flux” “, Patent Pending.
No Foreign Filings
9.           RU Docket 07-005 entitled “Emissivity Based Silicone/Glass Fiber Composites for the Protection of Substrates from Heat Flux “, Patent Pending.
No Foreign Filings
10.           RU Docket 06-131 entitled “Method of Producing Long I-beams with Capability of Variable Tapers from Structural Polymer Based Materials”, Patent Pending.
No Foreign Filings